EXHIBIT 99.1

Media Contact:
Evelyn Mitchell             Regions News Online: regions.doingmoretoday.com
205-264-4551                         Regions News on Twitter: @RegionsNews

Regions Announces Fournier J. “Boots” Gale, III, will Move to Senior Advisory Role;
Tara A. Plimpton named General Counsel

BIRMINGHAM, Ala. - March 17, 2020 - Regions Financial Corporation (NYSE:RF) announced today that Boots Gale will move to a senior advisory role until his retirement later this year and that Tara Ann Plimpton has been named to succeed Gale as senior executive vice president and general counsel.

“Boots joined Regions in 2011 during a challenging time for the financial industry, and his wise counsel played a critical role in how we navigated the organization through an evolving regulatory environment,” said President and CEO John Turner. “I deeply appreciate Boots’ leadership and many contributions to Regions as well as the important role he will play while Tara transitions to her new responsibilities as general counsel.”

Plimpton joins Regions following a 17-year career with General Electric, where she served as general counsel for a number of the company’s divisions. Plimpton most recently served as the Vice President, General Counsel for GE Global Operations and managed a team of over 450 global professionals running critical compliance, trade, IP labor, and transactional support for GE globally. Prior to joining GE, Plimpton was the managing partner of a law firm and provided legal counsel to a variety of corporate clients in the manufacturing, agricultural, and tourism industries.

Plimpton will report directly to John Turner and serve on the company’s Executive Leadership Team.  Her responsibilities will include overseeing Regions’ Legal, Government Affairs, and Corporate Governance departments.

“Tara brings extensive legal and operational experience in highly complex and regulated industries to Regions,” said Turner. “Throughout her career, she has developed expertise in law department operations, including litigation and compliance, as well as government and community affairs. Tara is a strong leader and will be a tremendous addition to our team at Regions, and we look forward to working with her.”

Plimpton received a bachelor’s degree in International Relations from the University of Nevada and a law degree from Georgetown University. She was a Board member of United Way (Atlanta) from 2012-2018, and is a member of Georgetown’s Corporate Counsel Advisory Board. She also sits on the Advisory Committee for CARE Women’s Network.

Other changes taking place in connection with the move include the expansion of Hope Mehlman’s role in the company.  Mehlman, who currently serves as Chief Governance Officer, will also serve as Corporate Secretary. In this expanded role, she will report directly to Plimpton and work with the Board of Directors to continue strengthening Regions’ governance principles and practices.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,400 banking offices and 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.
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